SCHEDULE 14C
(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

Filed by the registrant ☒

Filed by a party other than the registrant ☐

Check the appropriate box:

☐ Preliminary Information Statement

☐ Confidential, for use of the Commission (only as permitted by Rule 14c-5(d)(2))

☒ Definitive Information Statement

MAC FILWORKS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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☐ Fee paid previously with Preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing fee for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
2) Form, Schedule or Registration Statement No.
3) Filing Party:
4) Date Filed:

INFORMATION STATEMENT
RELATING TO NOTICE OF
WRITTEN CONSENT OF STOCKHOLDERS IN LIEU OF
A SPECIAL MEETING OF STOCKHOLDERS

Mac Filmworks, Inc.
6901 W. 70th St., Suite 28
Shreveport, Louisiana 71129

 October 10, 2007

To Our Stockholders:

The purpose of this Notice is to inform you that the stockholders owning 6,577,416 shares, or 55.72% of the outstanding shares of the common stock, par value $.001 (“Common Stock”) of Mac Filmworks, Inc. (the “Company”) have taken the following action by written consent:

•	Approved the sale of substantially all of the assets of the Company;

•	Approved the sale and issuance of 3,846,154 shares of the Company’s Common Stock to a third party investor at a purchase price of $0.026 per share; and

•	Elected Dwayne Deslatte to serve as the Company’s sole director until his successor is elected, appointed and duly qualified.

The record date for the determination of shareholders entitled to vote on the preceding items was September 27, 2007.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be adopted until a date at least 20 days after the date on which this Information Statement has been mailed to the stockholders. We anticipate that the actions contemplated herein will be effected on or about the close of business on October 30, 2007.

We have asked or will ask brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons.

WE ARE NOT ASKING FOR YOUR PROXY. Because the written consent of stockholders satisfies any applicable stockholder voting requirement of Delaware Corporation Law, our Certificate of Incorporation and Bylaws, we are not asking for a proxy and you are not requested to send one.

The accompanying Information Statement is for information purposes. Please read the accompanying Information Statement carefully.

By Order of the Board of Directors,

//s// Jim McCullough

Jim McCullough, President

Please note that you are not being asked to send a proxy, and you are requested not to send one.

INFORMATION STATEMENT AND NOTICE OF ACTIONS
TAKEN BY WRITTEN CONSENT
OF THE STOCKHOLDERS

 October 10, 2007

INTRODUCTION

This Information Statement is being mailed on or about October 10, 2007 to all stockholders of record of Mac Filmworks, Inc., a Delaware corporation (“Mac Filmworks” or “Company”). It is being furnished in connection with the following actions, which were approved by the unanimous consent of our board of directors and the written consent of shareholders owning in excess of 51% of the outstanding shares of Company common stock (“Common Stock”):

•	the sale of substantially all of the assets of the Company (“Asset Sale”);

•	the sale and issuance of 3,846,154 shares of the Company’s Common Stock to a third party investor at a purchase price of $0.026 per share (“Financing”); and

•	the election Dwayne Deslatte to serve as the Company’s sole director until his successor is elected, appointed and duly qualified.

The board of directors approved these actions on September 27, 2007, and recommended to the shareholders that they approve the actions. The shareholders approved these actions pursuant to a written consent to action dated September 27, 2007.

The record date established by the board of directors for purposes of determining the number of outstanding shares of voting capital stock was September 27, 2007, (the “Record Date”). As of the Record Date, there were 11,804,658 shares of Common Stock issued and outstanding. The Common Stock constitutes the only outstanding class of voting securities. Each share of Common Stock entitles the holder to one (1) vote on all matters submitted to the shareholders.

Under Delaware Corporation Law (“DCL”), our Certificate of Incorporation and our Bylaws, all activities requiring shareholder approval may be taken by obtaining the written consent and approval of shareholders having not less than the minimum number of votes which would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on a matter were present and voted, may be substituted for the special meeting. According to the DCL, a vote by 51% of the outstanding shares of voting capital stock entitled to vote on the matter is required in order to effect the Asset Sale.

In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the Asset Sale as early as possible, the board of directors voted to utilize the written consent of our shareholders.

Pursuant to regulations promulgated under the Securities Exchange Act of 1934, as amended, the proposals may not be effected until at least 20 calendar days after this Information Statement is sent or given to our stockholders. This Information Statement has first been sent to the shareholders on or about October 10, 2007.

We anticipate that the proposals will become effective on or after October 30, 2007. A copy of the form of the asset purchase agreement (“APA”) executed in connection with the Asset Sale is attached to this document as Exhibit A.

OVERVIEW & BACKGROUND

As of June 30, 2007, the Company had current assets of approximately $36,085, current liabilities of approximately $857,979, and a shareholders deficit of approximately $769,016. The Company’s income statement for the six months ended June 30, 2007 reflects a net loss of approximately $469,996, and the Company’s current cash forecast indicates that there will be negative cash flow from operations for the foreseeable future. The Company has a substantial amount of outstanding debt, and we have insufficient cash to pay off our debts or to fund our operations. Furthermore, our attempts to raise additional capital through debt or equity financings on terms acceptable to the Company have been unsuccessful.

The Board of Directors believes it is in the best interest of the Company to settle the Company’s debt by entering into (i) the Asset Sale, as described in Proposal No. 1 below and (ii) the Financing, as described in Proposal No. 2 below, for a variety of reasons, some of which are as follows:

1.	The Company’s diminishing cash position and its prospects of raising additional capital;
2.	The Company management’s view of the financial condition, results of operations and business of the Company;
3.	The benefits to be received by the Company upon completion of the settling all debts; and
4.	The impact on the Company’s creditors if the Company does not proceed with settling the debt.

The Company has a substantial amount of outstanding debt, of which $429,608 is owed to Jim McCullough, the Company’s chief executive officer (“McCullough Debt”), and approximately $77,000 is owed to various other third parties, including Jim McCullough (“Other Debt”). The Company will be able to extinguish the McCullough Debt by entering into the Asset Sale. Additionally, the Company will be able to extinguish the Other Debt by entering into the Financing.

PROPOSAL NO. 1
THE ASSET SALE

Our board of directors and stockholders holding in excess of 51% of the shares of Common Stock have approved the Asset Sale. The Asset Sale will become effective on the twentieth (20th) day following the mailing of this Information Statement to our stockholders. The following discussion summarizes the material terms of the Asset Sale. Please read carefully the APA, a form of which is attached as Exhibit A to this Information Statement.

Form of the Asset Sale

Subject to the terms and conditions of the APA, at the closing of the Asset Sale, the Company’s chief executive officer, Jim McCullough (“McCullough”), will acquire substantially all of the assets of the Company and assume certain liabilities related to those assets.

The Asset Purchase Agreement

The material provisions of the APA are described herein. This summary is not complete and is qualified in its entirety by reference to the complete text of the APA, a form of which is attached to this Information Statement as Exhibit A. We urge you to read carefully the APA in its entirety because this summary may not contain all of the information of the APA that is important to you.

The APA has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about the Company. Such information can be found elsewhere in this document and in other public filings we make with the SEC, which are available, without charge, at http://www.sec.gov.

The representations and warranties described herein and included in the APA were made by the Company to McCullough and by McCullough to the Company. These representations and warranties were made as of specific dates and are in some cases subject to important qualifications, limitations and supplemental information agreed to by the Company and McCullough in connection with negotiating the terms of the APA. The APA described herein, and included as Exhibit A hereto, only provide you with information regarding its terms and conditions, and not to provide any other factual information regarding the Company or its business.

Interests of the Company’s Management and Directors in the Asset Sale

You should be aware that a member of our Board of Directors and our executive officer may have interests in the Asset Sale, apart from his interest as a Company shareholder. This interest is different from, or in conflict with, your interest as a Company shareholder. The members of our Board of Directors and the shareholders in excess of 51% were aware of this interest, and considered it, when they approved the Asset Sale and the APA.

Purchase Price under the APA

Upon consummation of the APA, the Company will sell, transfer and assign to McCullough (i) substantially all of the Company’s assets, as described in the paragraph below (“Assets”) and (ii) a total of 8,300,205 shares of the Company’s common stock (“Shares”). In exchange for receiving the Assets and the Shares, McCullough will forgive accrued salary and other outstanding debts owed to him by the Company, which debts total $429,608 (“Debts”).

Description of Assets to be Sold under the APA

In connection with the APA, the Company has agreed to sell, transfer and assign to McCullough certain Assets, including, but not limited to (i) the Company’s film library, which includes 1036 films, of which 28 are copyrighted and 1008 are public domain titles, and 46 copyrights to various drama, action, suspense, horror, and comedy films, and (ii) the Company’s notes receivable in the amount of $325,000 from Amity Entertainment, which notes have been fully impaired by the Company.

Description of Liabilities to be Assumed by McCullough under the APA

Subject to and upon the terms and conditions of the APA, McCullough will assume the obligations under certain assumed contracts, leases and other agreements after the closing relating to the Assets acquired, but will not assume any other liabilities.

Representations and Warranties under the APA

Upon consummation of the APA, the Company has made certain representations and warranties to McCullough. These representations and warranties include, but are not limited to, the following:

•
The Company has the full power and authority (including full corporate power and authority) to execute and deliver the APA and to perform its obligations thereunder. The APA constitutes the valid and legally binding obligation of the Company.

•	The Company has good and marketable title to the Assets and the Shares.

•	The Company represents and warrants that the transfer of the Assets is on an AS IS basis.

Upon consummation of the APA, McCullough has made certain representations and warranties to the Company and, subject to certain limitations, he has agreed to indemnify the Company for any breach of the representations and warranties. These representations and warranties include, but are not limited to, the following:

•	McCullough has the full power and authority to execute and deliver the APA and to perform his obligations thereunder. The APA constitutes the valid and legally binding obligation of McCullough.

•	Other than the Debts and the other payables, which other payables total approximately $77,000 (“Other Payables”), there are no other payments or liabilities owed to any party.

•
McCullough acknowledges that, other than the Debts and the Other Payables, the Company does not owe McCullough, any member of McCullough’s immediate family or any other affiliate of McCullough any other monies, securities or obligations of any kind whatsoever.

•
McCullough does release, acquit and forever discharge the Company and its respective directors, officers, managers, employees, executors, administrators, legal representatives, successors and assigns from any and all claims, debts, demands, obligations, liabilities, suits, liens, rights, offsets, and causes of action of whatsoever nature, known or unknown, arising out of or related to the Company’s dealings with McCullough, any member of McCullough’s immediate family or any other affiliate of McCullough.

•
McCullough agrees to assume any and all obligations with respect to the Assets being acquired pursuant to the APA, including but not limited to any and all agreements of any kind entered into in connection with the Assets.

•	McCullough agrees to indemnify the Company against any and all breaches of his representations and warranties set forth in of the APA.

Conduct of Business Pending and After the Asset Sale

Pending the closing of the Asset Sale, the Company will cease all business operations. The Company does not anticipate that it will conduct any ongoing business operations after the closing of the Asset Sale, as indicated in our pro forma balance sheet below, and intends to remain a dormant company while it seeks potential business that may warrant the Company’s involvement.

The Company recognizes that as a result of its limited financial, managerial and other resources, the number of suitable potential businesses that may be available to it will be extremely limited. The Company’s principal business objective will be to seek long-term growth potential in the business if which it participates rather than immediate short-term earnings. In seeking to obtain its business objectives, the Company will not restrict its search to any particular industry. Rather, the Company may investigate businesses of essentially any kind or nature. The Company’s discretion is unrestricted, and the Company may participate in any business whatsoever that may meet the business objectives discussed herein. It is emphasized that such business objectives are extremely general and are not intended to be restrictive upon the discretion of the Company.

The Company will not restrict its search to any specific industry, but may acquire an entity that is (i) in its preliminary or development stage or (ii) a going concern. At this time, it is impossible to determine the needs of the business in which the Company may seek to participate, and whether such business may require additional capital or may be seeking other advantages that the Company may offer. In other instances, possible business endeavors may involve the acquisition of a company that does not need additional equity, but, rather, seeks to establish a public trading market for its securities. At the current time, the Company has not chosen the particular area of business in which it proposes to engage.

Regulatory Approvals

We are not aware of any federal or state regulatory requirements that must be complied with or approvals that must be obtained to consummate the Asset Sale other than the filing of this Information Statement with the SEC.

Absence of Appraisal Rights

Holders of our Common Stock are not entitled to appraisal rights in connection with the proposal to approve the Asset Sale under the DCL, our Certificate of Incorporation or our Bylaws. This means that no stockholder is entitled to receive any cash or other payment as a result of, or in connection with the Asset Sale, even if a stockholder has not been given an opportunity to vote with respect thereto.

Vote Required

The affirmative vote of the holders of 51% of the outstanding shares of Common Stock is required to effect the Asset Sale. The Company has obtained this approval through the written consent of stockholders holding in excess of 51% of the outstanding voting shares of our Common Stock. Therefore, a special meeting of the stockholders to approve the Asset Sale will not take place for this purpose.

PROPOSAL NO. 2
THE FINANCING

Our board of directors and stockholders holding in excess of 51% of the shares of Common Stock have approved the Financing. The Financing will become effective on the twentieth (20th) day following the mailing of this Information Statement to our stockholders. The following discussion summarizes the material terms of the Financing.

Terms of the Financing

Pursuant to the terms of the Financing, the Company will sell 3,846,154 shares of the Company’s Common Stock to John Thomas Bridge and Opportunity Fund, LLP (“Investor”) at a purchase price of $0.026 per share for an aggregate investment of $100,000.

Use of Proceeds

The net proceeds from the Financing will be $100,000.  We intend to use the net proceeds to pay off the Company’s Other Debt, which includes approximately $77,000 owed to various third parties, and the balance will be used for working capital purposes.

Transfer of Shares from McCullough to Investor

The Investor has only agreed to enter into the Financing if McCullough transfers to the Investor all of McCullough’s shares of the Company’s Common Stock, including the 8,300,205 shares of the Company’s Common Stock issued to McCullough pursuant to the APA. In exchange for McCullough transferring all of his Company shares to the Investor, the Investor will pay McCullough $200,000.

Vote Required

The Company has obtained approval to effect the Financing through the written consent of stockholders holding in excess of 51% of the outstanding voting shares of our Common Stock. Therefore, a special meeting of the stockholders to approve the Financing will not take place for this purpose.

 FAIRNESS OPINION

In September 2007, we hired Herrera Partners, an independent valuation advisor to provide to us and our Board of Directors a fairness opinion regarding the terms of the Asset Sale and the Financing. We have received a fairness opinion from our financial advisor concluding that the consideration to be received by us in the Assets Sale and the Financing is fair, from a financial point of view, to the Company. A copy of the fairness opinion from our financial advisor is included as Exhibit B to this Information Statement.

The Board determined, with guidance from the fairness opinion from Herrera Partners, that the proposed transactions represented the fair value of the Company’s Assets.  The Board evaluated the Herrera Partners opinion to determine whether the proposed transactions constitute a fair and reasonable transaction using the following factors:  (i) financial conditions of the transaction; (ii) the conditions of the APA; and (iii) the potential benefits to the Company.

The Board subsequently confirmed that, by written opinion of Herrera Partners as of the date provided in the opinion, as final, and based on and subject to the matters described in the opinions, the Financing and the sale transactions as provided in the APA are fair, from a financial point of view, to our shareholders. The Board of Directors unanimously approved the Financing and the sale of our Assets to the McCullough pursuant to the APA and the other related agreements.

On September 27, 2007, our Board of Directors unanimously approved the Financing and the execution and delivery of the APA with closing to be subject to obtaining shareholder approval.

PROPOSAL NO. 3
ELECTION OF SOLE DIRECTOR

The Board of Directors currently consists of two members. Our stockholders holding in excess of 51% of the shares of Common Stock have approved the appointment of Dwayne Deslatte to serve as the director, effective on the twentieth (20th) day following the mailing of this Information Statement to our stockholders, until his successor has been duly elected and qualified, upon which effective date the Company’s current directors, Jim McCullough and Richard Mann, will resign.

Director Nominee

The Directors have nominated Dwayne Deslatte, age 37, to serve as the Company’s sole director. Mr. Deslatte has worked as a private consultant in business development and project management with private and public companies since 2003. From 2004 through 2006 he was served as Vice President of Business Research and Analysis of SH Celera Capital Corporation. While at SH Celera he was involved in due diligence and consulting for client companies. In 2004, Mr. Deslatte served on the Board of Directors of Sportan United Industries, which was renamed PharmaFrontiers after a merger with a company of the same name. He continued as a Director of PharmaFrontiers through its merger with Opexa Pharmaceuticals, now Opexa Therapeutics (OPXA: NASDAQ). Mr. Deslatte is also a Registered Nurse who has served on the staff of the Pediatric Intensive Care Unit at St. Joseph’s Hospital in Phoenix, Arizona since 2007. His served as a Registered Nurse in general surgery with Texas Children’s Hospital from 2001 to 2005. From January 2000 until April 2001 he worked in orthopedic nursing at St. Joseph’s Hospital. Mr. Deslatte received a B.S. in Nursing, cum laude, from Texas Women’s University, a B.A. in History from Texas A&M University, and has completed significant coursework for an MBA at Texas Woman’s University. While at Texas A&M University, Mr. Deslatte served in the Corps of Cadets for four years. He is a member of Sigma Theta Tau Honor Society.

2006 Board Meetings

The Board held 4 meetings during the fiscal year ended December 31, 2006 and each Board member attended at least 75% or more of the Board meetings.

Vote Required

The Company has obtained approval to appoint Dwayne Deslatte through the written consent of stockholders holding in excess of 51% of the outstanding voting shares of our Common Stock. Therefore, a special meeting of the stockholders to approve the appointment will not take place for this purpose.

SELECTED FINANCIAL DATA

The tables below set forth (i) the unaudited balance sheet information of the Company for the six months ended June 30, 2007, (ii) the audited balance sheet information for the years ended December 31, 2006 and 2005, (iii) the unaudited statements of operations information for the six months ended June 30, 2007 and 2006, and (iv) the audited statements of operations information for the years ended December 31, 2006 and 2005. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair statement of our financial position and operating results for the periods presented.  Historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.

BALANCE SHEETS
Six Months June 30, 2007 and Year December 31, 2006

	June 30, 2007	December 31, 2006

Assets
Current Assets
Cash	$3,457	$160,280
Accounts Receivable	32,628	—
Total Current Assets	36,085	160,280

Film library (net of accumulated amortization of $10,743 and $4,526, respectively)	51,425	17,641

Equipment and software (net of accumulated depreciation of $6,737 and $6,529)	1,453	—
Total Assets	$88,963	$177,921
Liabilities and Stockholders’ Deficit

Current Liabilities
Accounts payable	$68,436	$6,389
Due to related parties	345,184	268,683
Accrued officer salary	423,609	344,928
Deferred revenue	20,750	20,750
Total Current Liabilities	857,979	640,750
Commitments and contingences		—

Stockholders’ Deficit
Preferred stock, $.0001 par, 10,000,000 shares authorized, no shares issued or outstanding	—	—

Common stock, $.0001 par, 50,000,000 shares authorized, 11,804,658 and 10,804,658 shares issued and outstanding respectively	1,180	1,080
Paid-in capital	1,601,429	1,437,719
Deficit accumulated during the development stage	(2,371,625	(1,901,628)

Total Stockholders’ Deficit	(769,016	(462,829)

Total Liabilities and Stockholders’ Deficit	$88,963	$177,921

BALANCE SHEET
Year December 31, 2005

December 31, 2005
Assets
Current Assets
Cash	$349,946
Current portion of notes receivable, net of discount of $7,166	242,834
Total Current Assets	592,780

Film library (net of net of accumulated amortization of $92)	22,075

Other Assets:
Notes receivable, net of dicsount of $23,537	226,463
Loan extension fees	—
Total Assets	$841,318
Liabilities and Stockholders’ Equity (Deficit)

Current Liabilities
Current portion of notes payable for film library purchases, including accrued interest	$—
Due to related parties	267,430
Accrued officer salary	322,439
Accounts payable	4,784
Notes payable	—
Income taxes payable	22,961
Deferred revenue	20,750
Total Current Liabilities	638,364
Long-term portion of notes payable	—
Total Liabilities	638,364

Contingencies

Stockholders’ Equity (Deficit)
Preferred stock, $.0001 par, 10,000,000 shares authorized, no shares issued or outstanding
Common stock, $.0001 par, 50,000,000 shares authorized, 10,804,658 and 10,754,658 shares issued and outstanding	1,080
Paid-in capital	1,411,711
Deficit accumulated during the development stage	(1,209,837)
Total Stockholder’s Equity (Deficit)	202,954
Total Liabilities and Stockholders’ Equity (Deficit)	$841,318

STATEMENTS OF OPERATIONS
For the Six Months Ended June 30, 2007 and 2006

	Six Months
	2007	2006

Revenues	$56,536	$—
Operating Expenses
General and administrative	507,298	133,554
Imputed film storage rental costs	3,600	3,600
Depreciation and amortization	6,424	3,435
Impairment expense	—	—
Debt forgiveness	—	—
Total operating expenses	517,322	140,589
Loss from Operations	(460,786)	(140,589)

Other Income/(Expenses):
Amortization of discount	—	15,208
Interest expense	(9,210)	—
Gain on disposition of assets	—	—
Gain from debt extinguishment	—	—
Net loss	$(469,996)	$(125,381)

Basic and diluted net loss per common share	$(.04)	$(.01)
Weighted average shares outstanding	11,241,122	10,804,658

STATEMENTS OF OPERATIONS
Years Ended December 31, 2006 and 2005

	2006	2005
Revenues	$—	$—
Operating Expenses
General and administrative	392,893	245,040
Imputed film storage rental costs	7,200	7,200
Depreciation	4,433	92
Impairment expense	317,399	—
Debt forgiveness	—	—
Total operating expenses	791,925	252,332
Loss from operations	(791,925)	(252,332)

OTHER INCOME (EXPENSE):
Amortization of discount	25,981	18,724
Interest expense	(18,808)	(14,417)
Gain on disposition of assets	—	1,530,257
Gain from debt extinguishment	—	584,628
Income/(Loss) before income taxes	(714,752)	1,866,860

Income taxes	(22,961)	22,961
Net Income (Loss)	$(691,791)	$1,843,899

Basic and diluted net loss per common share	$0.06	$0.17
Weighted average shares outstanding	10,804,658	10,759,616

PRO FORMA BALANCE SHEET INFORMATION

The table below sets forth (i) the unaudited balance sheet information of the Company for the six months ended June 30, 2007, and (ii) the pro forma balance sheet information as adjusted to give effect to the Asset Sale and the Financing. Other than the adjustments required to reflect the Asset Sale and the Financing, no other adjustments are reflected.

BALANCE SHEETS
(Unaudited Pro Forma)

	June 30, 2007	Pro Forma As Adjusted
Assets
Current Assets
Cash	3,457	26,457
Accounts Receivable	32,628	—
Total Current Assets	36,085	26,457
Film library (net of accumulated amortization of $10,743 and $4,526, respectively)	51,425	—
Equipment and software (net of accumulated depreciation of $6,737 and $6,529)	1,453	—
Total Assets	$88,963	$26,457
Liabilities and Stockholders’ Deficit

Current Liabilities
Accounts payable	$68,436	$—
Due to related parties	345,184	—
Accrued officer salary	423,609	—
Deferred revenue	20,750	20,750
Total Current Liabilities	857,979	20,750

Commitments and contingences		—

Stockholders’ Deficit
Preferred stock, $.0001 par, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.0001 par, 50,000,000 shares authorized, 11,804,658 and 23,951,017 shares issued and outstanding respectively	1,180	2,395
Paid-in capital	1,601,429	2,374,937
Deficit accumulated during the development stage	(2,371,625)	(2,371,625)
Total Stockholders’ Equity (Deficit)	(769,016)	5,707
Total Liabilities and Stockholders’ Equity (Deficit)	$88,963	$26,457

BOARD COMMITTEES
Our Board of Directors does not have a standing audit committee and our board as a whole performs all audit committee functions, including oversight of our independent registered public accountants and oversight of our management on matters relating to accounting, financial reporting and disclosure, internal controls and compliance with laws, regulations and corporate policies. There is currently no plan to establish such committees. The board of directors has determined that it does not have an “audit committee financial expert” as defined by the SEC.

OWNERSHIP OF VOTING SECURITIES

The following table sets forth the Common Stock ownership information as of September 27, 2007 and after giving effect to the transactions described herein, with respect to (i) each person known to the Company to be the beneficial owner of more than 5% of our Common Stock, (ii) each of our directors, (iii) our chief executive officer and (iv) all directors and named executive officers of the Company as a group. This information as to beneficial ownership was furnished to the Company by or on behalf of each person named.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned As of September 27, 2007	Percentage of Ownership As of September 27, 2007	Number of Shares of Common Stock Beneficially Owned After the Asset Sale & Financing	Percentage of Ownership After the Asset Sale & Financing
Jim McCullough	3,070,000 (1)	26%	270,000 (2)	1.1%
Richard Mann (3)	10,000	*	10,000	*
Ken O’Neal (4)	1,600,000	13.5%	1,600,000	6.7%
Newport Capital Consultants, Inc. (5)	1,000,000	8.5%	1,000,000	4.2%
W. Scott Thompson (6)	707,334	5.9%	707,334	2.9%
William A. Silvey (7)	735,000	6.2%	735,000	3.1%
Brewer & Pritchard, P.C. (8)	666,666	5.6%	666,666	2.8%
John Thomas Bridge and Opportunity Fund, LLP (9)	—	—	14,946,359	62.4%
All executive officers and directors as a group (2 person)	3,080,000	26.1%	370,000	1.5%

___________________
(*)	Less than 1%

(1)	Mr. McCullough’s address is 800 Spring Street, Suite 104, Shreveport, Louisiana 71101. Mr. McCullough beneficially owns shares held by his wife and by an entity under his control.

(2)
Upon the closing of the Asset Sale, McCullough will transfer 2,800,000 of his shares to John Thomas Bridge and Opportunity Fund, LLP. These 270,000 shares represent shares held by McCullough’s wife and an affiliate.

(3)	Mr. Mann’s address is 8665 Lookout Mt. Avenue, Los Angeles, California 90046.

(4)	Mr. O’Neal’s address is 1214 Virginia Drive, Kerrville TX 78028. Mr. O’Neal beneficially owns shares directly and shares held by his spouse.

(5)	Newport Capital Consultants, Inc.’s address is 19 Island Vista, Newport Beach, California 92657.

(6)	Mr. Thompson’s address is 6371 Richmond Ave., Houston, Texas 77057. Mr. Thompson beneficially owns shares directly, shares owned by family members and entities under their respective control.

(7)	Mr. Silvey’s address is 5227 Cripple Creek Ct., Houston, Texas 77017. Mr. Thompson beneficially owns shares directly, shares owned by family members and entities under their respective control.

(8)	Brewer & Pritchard’s address is Three Riverway, Suite 1800, Houston, Texas 77056.

(9)	John Thomas Bridge and Opportunity Fund, LLP’s address is Three Riverway, Suite 1800, Houston, Texas 77056. These shares will be acquired upon the close of the Asset Sale and the Financing.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own beneficially more than ten percent (10%) of the common stock, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Copies of all filed reports are required to be furnished to us. Based solely on the reports received and the representations of the reporting person, the Company believes that these persons have complied with all applicable filing requirements.

EXECUTIVE COMPENSATION

The following table contains compensation data for our named executive officer for the fiscal years ended December 31, 2006, 2005 and 2004.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jim McCullough (1)	2006	$84,000 (2)	—	—	—	—	—	—	$84,000
	2005	$84,000 (2)	—	—	—	—	—	—	$84,000
	2004	$84,000 (2)	—	—	—	—	—	—	$84,000

(1) Mr. McCullough serves as president, chief executive officer, chief financial officer and chief accounting officer.
(2) Paid pursuant to his employment agreement.

Outstanding Equity Awards at Year-End

No equity awards, either in the form of restricted stock grants or options, have been issued to the named executive officers.

Stock Incentive Plan

In January 1998, the Board of Directors and majority stockholders adopted a stock option plan under which 500,000 shares of common stock have been reserved for issuance. As of the date hereof, no options have been granted under the plan and we have no present plans for the issuance thereof. We do not have a defined benefit plan or any retirement or long-term incentive plans.

Employment Agreements

We entered into an employment agreement with McCullough that will be terminated in connection with the Asset Sale.

Code of Ethics

We have not yet adopted a code of ethics which applies to the chief executive officer, or principal financial and accounting officer or controller, or persons performing similar functions due to several factors. The Company is a development stage reporting company whose securities have not yet traded. We will pursue adopting a written code of ethics. To date, the Board of Directors has conducted the affairs of the Company consistent with applicable laws and regulations of the United States and the states.

DIRECTOR COMPENSATION

Directors are not compensated for any services provided as a director; however, our directors are entitled to be reimbursed for expenses incurred for attendance at meetings of the board.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities at the SEC’s office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates or by calling the SEC at 1-800-SEC-0330. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov.

MISCELLANEOUS

If you have any questions about this Information Statement, the Asset Sale, the Financing, or the election of a new director, you should contact:

Mac Filmworks, Inc.
6901 W. 70th St., Suite 28
Shreveport, Louisiana 71129
Attention: Jim McCullough, Chief Executive Officer
Telephone: (318) 687-8785
Fax: (318) 687-2515
Email:  mcflm@aol.com

You should rely only on the information contained in this Information Statement with respect to the Asset Sale, the Financing and the election of a new director. We have not authorized anyone to provide you with information that is different from what is contained in this Information Statement. This Information Statement is dated October 10, 2007.

You should not assume that the information contained in this Information Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Information Statement).

CONCLUSION

As a matter of regulatory compliance, we are sending you this Information Statement which describes the purpose and effect of the Asset Sale, the Financing and the election of a new director. Your consent to the Asset Sale, the Financing or the election of a new director is not required and is not being solicited in connection with this action. This Information Statement is intended to provide our stockholders information required by the rules and regulations of the Securities Exchange Act of 1934.

By Order of the Board of Directors, For Mac Filmworks, Inc.,

//s// Jim McCullough

Jim McCullough, President

EXHIBIT A

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”), entered into on this 28th day of September 2007, is by and between Mac Filmworks, Inc., a Delaware corporation (the “Company” or “Seller”), and Mr. Jim McCullough (“Buyer”). The Company and McCullough are collectively referred to as the “Parties,” and individually a “Party”.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1.
Purchase and Sale of Assets

1.01.  Transfer. Pursuant to the terms and conditions herein, Seller shall sell, transfer and assign to Buyer (i) substantially all of its assets as described in Exhibit A attached hereto (“Assets”) and (ii) a total of 8,300,205 shares of the Company’s common stock (“Shares”).

1.02.  Consideration. As consideration for receiving the Assets and the Shares, Buyer hereby forgives accrued salary and other outstanding debts owed to him by Seller, which debts total $429,608 (“Debts”).

1.03.  Closing. The sale and purchase described in this Agreement shall be consummated approximately
20 days after the date on which the information statement outlining this Agreement and explaining that more than 50% of the shareholders have approved this Agreement has been mailed to the Company’s shareholders (“Closing” or “Closing Date”).

ARTICLE 2.
Representations and Warranties by Seller

2.01.  Authority. Seller has the full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

2.02.  Title. Seller has good and marketable title to the Assets and the Shares.

2.03. Condition. Seller represents and warrants that the transfer of the Assets is on an AS IS basis and the Shares are validly issued, fully paid and non-assessable, have not been issued in violation of applicable securities laws or any pre-emptive right, and are free and clear of any interests, claims, liens and encumbrances.

ARTICLE 3.
Representations & Warranties of Buyer

3.01. Authority. Buyer has the full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

3.02. Other Payables. Other than (i) the Debts and (ii) the other payables owed by Seller to various vendors and other third parties, including Buyer, which are set forth on Exhibit B attached hereto (“Other Payables”), there are no other payments or liabilities owed to any party.

3.03. Representation. Buyer hereby acknowledges that, other than the Debts and the Other Payables, Seller does not owe Buyer, any member of Buyer’s immediate family or any other affiliate of Buyer any other monies, securities or obligations of any kind whatsoever. Specifically, Buyer acknowledges that in consideration for entering into this Agreement, he agrees that his employment agreement with Seller has been terminated and that any and all other agreements by and between Seller and him, his affiliates and his immediate family has been terminated.

3.04. Release. Buyer does hereby release, acquit and forever discharge Seller and its respective directors, officers, managers, employees, executors, administrators, legal representatives, successors and assigns from any and all claims, debts, demands, obligations, liabilities, suits, liens, rights, offsets, and causes of action of whatsoever nature, known or unknown, arising out of or related to Seller’s dealings with Buyer, or any obligation of Seller to Buyer, including any member of Buyer’s immediate family or any other affiliate of Buyer.

3.05. Contracts. Other than the contracts, whether verbal or written, entered into by Seller or its representatives in the course of its business operations set forth in Exhibit C attached hereto, Seller has no other agreements or contracts of any kind with any other party.

3.06. Obligations. Buyer agrees to assume any and all obligations with respect to the Assets being acquired herein, including but not limited to any and all agreements of any kind entered into in connection with the Assets.

3.07. Indemnification. Buyer agrees to indemnify Seller against any and all breaches of the representations and warranties set forth in this Article 3 of the Agreement.

ARTICLE 4.
Miscellaneous

4.01. Expenses. The Parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

4.02. Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Texas applicable to agree-ments executed and to be performed solely within such State without regard to conflicts of laws.

4.03. Mediation. If a dispute should arise out of this Agreement, the Parties should first submit the dispute to mediation before a mediator of their common choice in Houston, Harris County, Texas.  In the unlikely event that the Parties cannot agree upon a mediator, they will engage the American Arbitration Association or similar organization for the express purpose of selecting a neutral mediator.  Notwithstanding the foregoing, neither Party is required to first mediate a dispute prior to arbitration if the Party reasonable believes that the nature of the dispute will not be resolved in mediation.

4.04. Arbitration. In the event the Parties dispute is not resolved through mediation or if the Party bringing the suit does not reasonably believe that mediation will resolve the dispute, the dispute shall be settled finally, completely and conclusively by arbitration in Houston, Harris County, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”), by one or more arbitrators chosen in accordance with the Rules.  Arbitration shall be initiated by written demand by the Party seeking arbitration.  This Agreement to arbitrate shall be specifically enforceable only in the District Court of Harris County, Texas.  A decision of the arbitrator or arbitrators shall be final, conclusive and binding on the Parties to this Agreement, and judgment may be entered thereon in the District Court of Harris County, Texas, to enforce such decision and the benefits thereof.  Upon appointment, the arbitrators shall then proceed to decide the arbitration subjects in accordance with the Rules.  Any arbitration held in accordance with this paragraph shall be private and confidential and no person shall be entitled to attend the hearings except the arbitrator(s), the stenographer, if one is requested, the Parties to this Agreement, and any designated representatives of the Parties.  The matters submitted for arbitration, the hearings and proceedings thereunder and the arbitration award shall be kept and maintained in strictest confidence by the Parties and shall not be discussed, disclosed or communicated to any persons.  On request of either Party, the record of the proceeding shall be sealed and may not be disclosed except insofar, and only insofar, as may be necessary to enforce the award of the arbitrators and any judgment enforcing such award.  If counsel is required to seek the enforcement of this agreement or this particular section, counsel shall be entitled to recover its (his) reasonable and necessary attorneys’ fees and costs from the opposing Party.

4.05. Parties in Interest. This Agreement may not be trans-ferred, assigned, pledged or hypothecated by any Party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors and assigns.

4.06. Entire Agreement. This Agreement, including all Exhibits, contains the entire understanding of the Parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

4.07. Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by Seller and Buyer.

4.08. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

4.09. Cooperation After Closing. From and after the Clos-ing Date, each of the Parties hereto shall execute such documents and other papers and take such further actions as may be reasona-bly required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement effective as of the date written in the preamble of this Agreement.

BUYER:

JIM MCCULLOUGH

SELLER:

MAC FILMWORKS, INC. A Delaware Corporation

By:
Jim McCullough, Chief Executive Officer

EXHIBIT B

FAIRNESS OPINION

September 24, 2007

Mr. Jim McCullough
President and CEO
MAC Filmworks, Inc.
6901 West 70th, Suite 26
Shreveport, LA 71129

Re:
Financial analysis of the contemplated transaction involving MAC Filmworks, Inc. (“MAC Filmworks” or the “Company”) relating to the conversion of certain indebtedness owed to Mr. Jim McCullough (“McCullough”) in exchange for certain film inventory and restricted stock shares and the investment of an additional $100,000 in the Company (the “Transaction”).

Dear Mr. McCullough:

Herrera Partners (herein referred to as “HP”) has been engaged by MAC Filmworks to provide a financial analysis of the contemplated Transaction. MAC Filmworks is a publicly-traded entertainment company engaged in the development of existing and to-be-acquired nostalgic content entertainment library consisting of (i) full-length motion pictures or feature films; (ii) television series and (iii) made-for television movies. The Company mostly owns public domain titles although it does have some public domain with wrap-around copyrighted titles as well. McCullough has been the Company’s President, Chief Officer and Chairman since inception. Enclosed is our report summarizing the analysis and conclusions developed from our review and evaluation of the documents, agreements, financial statements and other information provided to us as part of our engagement activities.

For purposes of this engagement and report, we utilized a fair market value standard, which is defined as:

The price at which property would change hands between a willing buyer and a willing seller, when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both having reasonable knowledge of relevant facts. (Rev. Rul. 59-60, 1959-1 C.B. 237).

We assumed MAC Filmworks would continue as going concern and provided for this and various other discount factors. This methodology is widely utilized to determine the price at which property or stock would change hands between a willing buyer and a willing seller, when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both having reasonable knowledge of relevant facts. The use of this analysis is specifically limited by the terms and conditions expressed herein, and to the purpose described herewith. This analysis is not an impairment analysis or solvency opinion and should not be used as such.

HP is a Houston, Texas based private investment banking and consulting firm that provides merger and acquisition advisory services, debt and equity placements, impairment studies, fairness opinions, valuations, litigation support and expert testimony services specializing in value-added distributors and contractors serving the energy, health care, telecommunication and food product markets. As part of our investment banking business, HP is continually involved in the valuation of private and public businesses and securities in connection with mergers, acquisitions, dispositions, dissolutions, private equity transactions and valuations for tax, estate, and corporate and other purposes. HP’s active participation in the valuation field and specific expertise provides extensive knowledge with respect to valuation theory and Internal Revenue Service rulings and guidelines which are significant factors in the determination of fairness from a financial standpoint with other similar transactions.

In arriving at our opinion we reviewed a variety of documents as noted herein and also considered other relevant business and industry factors including, the following:

•	MAC Filmwork’s Private Placement Memorandum dated May 1, 2007;

•	Economic outlook in general, the current condition and prospects for MAC Filmwork and the surrounding industry;

•	MAC Filmwork’s 10-KSB for the year ended December 31, 2006;

•	Independent valuation summary of MAC Filmwork’s film library and;

•	Research documents regarding discount analysis for valuation of restricted shares.

The approaches and methodologies used in our work were limited as referenced herein and did not comprise an examination in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the fair presentation of financial statements or other financial information presented in accordance with generally accepted accounting principles. We express no opinion and accept no responsibility for the accuracy and completeness of the financial information or other data provided to us by others. We assumed that the financial and other information provided to us was accurate and complete, and we relied upon this information in performing our financial analysis for purposes of this engagement.

The procedures employed in this engagement included steps as we considered necessary, including, but not limited to, the following:

•	Discussions with McCullough concerning MAC Filmwork’s current and future financial condition;

•	Analysis of the MAC Filmwork’s financial statements presented in the 10-KSB for the year ended December 31, 2006;

•	Review of the methodologies used to establish a value for MAC Filmwork’s film library and restricted shares in lieu of current market conditions;

•	Review of the contemplated Transaction and;

•	Analysis of other pertinent facts and data resulting in our conclusion and opinion.

The summary of our procedures is intended solely to provide an overview of our approach and the process undertaken in the formulation of our conclusions and recommendation provided herein. In accordance with the Code of Professional Ethics and the Standards of Professional Practice of the American Society of Appraisers, HP did not perform a valuation of the Company or the restricted shares in question. Neither did we attempt to determine what the restricted shares might have sold for in the public or private market or account for the costs that might have been incurred if the restricted shares had been sold in the open market. For purposes of this engagement and report, we made no investigation of, and assumed no responsibility for, the titles to, or any liens against, the assets of MAC Filmworks or the proposed Transaction. We assumed there were no hidden or unexpected conditions associated with MAC Filmworks or the proposed Transaction that would adversely affect the proposed Transaction or our opinion.

Industry Overview and Competition

Both the motion picture and television industries are made up of two principal activities: production and distribution. MAC Filmworks concentrates on distribution, sales and marketing of its film library and any future properties it may acquire. The industry is largely fragmented although it continues to be dominated by several large players. Over the last decade, the industry has encountered a significant change with the introduction of DVDs and new in-home video and movie systems. In marketing films and television programs to the “home video market” the Company competes with major studios such as AOL Time Warner, The Walt Disney Company, MCA, Paramount, Fox and Sony/Columbia, as well as many smaller distribution companies.

MAC Filmworks and its Financial Condition

MAC Filmworks was incorporated in Texas on November 22, 1994, to acquire, license and distribute (i) full length motion pictures or feature films; (ii) television series and (iii) made-for television movies. MAC Filmworks is publicly-traded with approximately 11,800,000 shares currently outstanding held by less than 200 shareholders. The Company trades under the symbol MFWOE on the NASDAQ OTC BB. The company currently owns approximately 800 public domain titles and 77 public domain with wrap around copyrighted titles. MAC Filmworks has limited operating history and has not successfully generated any revenues in 2005 or 2006. The Company lacks sufficient cash flow and is dependent on raising additional capital to support and fund operations.

Proposed Transaction

MAC Filmworks has $423,608 of outstanding indebtedness owed to McCullough which represents McCullough’s accrued salary and out-of pocket expenses since inception of the Company. McCullough is expected to convert the outstanding indebtedness in exchange for the Company’s film library, the shares outstanding related to the “Creature From Black Lake” film and additional restricted common shares. Additionally, an additional $100,000 will be invested in MAC Filmworks

Analysis and Approach

In order to assign a value to MAC Filmworks’ film library we utilized available research to estimate the per film value of (i) public domain films and (ii) public domain films with wrap-around copyright. Our research indicates and management confirms that public domain films have a market value of approximately $100/film and public domain with wrap-around copyright films have a market value of approximately $200/film. We applied the per film values to the estimated number of films in MAC Filmworks’ film library. In order to assign a value to the shares outstanding in connection with the “Creature From Black Lake” film, we utilized the current $0.06 price per share of Company’s stock, as of the date of this report. We did not apply any liquidity discount.

After assigning a value to MAC Filmworks’ film library we were asked to assign a value to the restricted shares that will be issued as part of the Transaction. The restricted shares would be Rule 144 shares and subject to a one-year holding period. We estimated a reasonable liquidity discount associated with the “restricted” nature of the shares, specifically the one-year holding period, utilizing available research. The most often quoted studies of liquidity discounts include the restrictive stock studies of Silber1 and Hertzel and Smith2. Silber’s study reveals that the liquidity discount for restricted stock is approximately 35% while Hertzel and Smith estimate the liquidity discount for restricted stock to be approximately 13.5%. Hertzel and Smith’s results are interpreted to be more consistent with information signaling a hypothesis than a true measure of liquidity. Thus, we gave greater weight to Silber’s study. Additionally, the Company’s stock is thinly traded and the last stock sale was completed on August 28, 2007 at $.06 per share. Accordingly, we believe a 35% liquidity discount should be applied to the MAC Filmwork’s restricted shares.

As part of the Transaction an additional $100,000 will be invested in MAC Filmworks. We were asked to assign a value to the restricted shares that will be issued in exchange for the $100,000 investment. The restricted shares would be Rule 144 shares and subject to a one-year holding period. The Company’s stock is thinly traded and the current “bid” price on the open market is $.04/share. We believe a 35% liquidity discount should be applied to the bid price.

Conclusion

McCollough’s indebtedness totals $423,608. We assigned a $95,400 value to MAC Filmworks’ film library and a $4,500 value to the 75,000 shares outstanding in connection with the “Creature From Black Lake” film. This left an outstanding balance of $323,708 which will be funded with the Company’s restricted stock. Based on the most recent stock transaction dated August 28, 2007, we utilized a price of $.06 per share. After applying a 35% liquidity discount, MAC Filmworks will issue 8,300,205 shares of restricted stock. With respect to the $100,000 investment we applied a 35% liquidity discount to the $.04 bid price on the restricted stock that will be issued. MAC Filmworks will issue 3,846,205 shares of restricted stock in exchange for the $100,000 investment. We believe the Transaction, including the issuance of restricted stock, is fair from a financial standpoint to the shareholders of MAC Filmworks.

1 William J. Silber, “Discounts on Restricted Stock: The Impact of Illiquidity on Stock Prices”, Financial Analysts Journal, July-August 1991, pp 60-64.
2 Michael Hertzel and Richard Smith, “Market Discounts and Shareholder Gains for Placing Equity Privately”, The Journal of Finance, Volume 48, Issue 2, pp 459-485.

MAC Filmworks, Inc.
Summary of the Proposed Transaction

VALUATION DATE: September 24, 2007

	Assigned Value	Liquidity Discount/1	Adjusted Value
MAC Filmworks debt owed to McCullough as of 6/30/07	$423,608	N/A	$423,608
Value of inventory assumed by McCullough	$95,400	N/A	$95,400
Value of “Creature From Black Lake” - 75,000 Shares @ $0.06	$4,500	N/A	$4,500
Net McCollough Consideration Paid with Restricted Stock			$323,708
			÷
Price per Restricted Share/2	$0.06	35%	$0.039
			=
McCollough Restricted Shares			8,300,205
Investment of $100,000 in MAC Filmworks	$100,000	$0.026	3,846,154
Total Restricted Shares			12,146,359

Notes:
/1 Liquidity discount only applies to restricted shares
/2 Based on last transaction on 8/28/07

HP was not asked to consider and accordingly our opinion and this report does not address the relative merits of the proposed Transaction as compared to other alternative business strategies that might exist for MAC Filmworks, or the effect of any other transactions in which the Company might engage. We have not contacted potential purchasers of MAC Filmworks. Therefore, our opinion does not make any representation about the value that might be realized from the sale of the Company. The price a willing buyer would pay a willing seller, neither being under any compulsion to buy nor sell, is significantly influenced by industry, economic and market conditions, which may vary from those present on the date of this report. The conditions and circumstances prevailing at the date of this report will often vary from future results and no reliance can be, or has been, provided thereon. This report and the opinions contained herein does not constitute a recommendation (1) on behalf of the Transaction, (2) to any holder of Common Stock to vote in favor of the Transaction or (3) that the Transaction is in the best interests of the Company.

None of the HP employees or partners who have worked on this engagement has any known or contemplated interests in or with MAC Filmworks or McCullough, their related parties or affiliates. It is understood that the compensation for this engagement is neither based nor contingent upon the opinion provided. This opinion may be produced in whole, but not in part, in the filings and statements as required by applicable law; provided, that any excerpt from or reference to this opinion or report must be approved by HP in advance in writing. This report stating the significant assumptions made, the methodologies employed, and the conclusions reached are solely for the information of, and assistance to, MAC Filmworks and McCullough, and are not to be referred to or distributed for any other purposes.

If you have any questions, please call Gilbert A. Herrera at (713) 978-6590.

Sincerely,

Gilbert A. Herrera

Exhibit I

Herrera Partners

GILBERT A. HERRERA PRESIDENT AND CEO

DATE OF BIRTH May 2, 1956	EDUCATION BBA, The University of Texas at Austin, 1978

AWARDS AND HONORS

The Ex-Student’s Association of The University of Texas, Austin, Texas
1995 Outstanding Young Texas Ex Award

Commencement Speaker - 1995; Graduation Exercises for the College of Business Administration,
The University of Texas, Austin, Texas

Commission of 125; Planning for the Future of the University of Texas at Austin

EMPLOYMENT HISTORY

Herrera Partners	June 1993 to Date
600 Jefferson, Suite 1080
Houston, Texas 77002-7363

President and CEO
Private investment bank providing merger and acquisition advisory services, litigation support, valuations and fairness opinions.

Coopers & Lybrand, LLP	May 1990 to May 1993
1100 Louisiana, Suite 4100
Houston, Texas 77002

Director; Corporate Finance Group
Responsible for the development of a new regional financial advisory practice involving operational and financial consulting, private placements, valuations and mergers and acquisitions.

Underwood, Neuhaus & Co., Inc.	March 1986 to September 1989
909 Fannin, Suite 700
Houston, Texas 77010

First Vice President; Corporate Finance Department
Senior investment banker with the Corporate Finance Department. Instrumental in reviving dormant operational consulting, private placement and merger and acquisition effort.

Formerly Bank of the Southwest, Mercantile	December 1978 to February 1986
Bank of Dallas and First City National Bank, NA
now known as JP Morgan/Chase Bank Texas, N. A.

Held various investment banking and commercial lending positions including Director of the Capital Markets Department; Manager, Commercial Lending Group - Houston and Banking Officer, Europe, Middle East and Africa Group. Completed Mercantile Bank’s eighteen month management training program in less than seven months and assigned to International Division.

JACEK M. MUCHA ASSOCIATE

DATE OF BIRTH March 15, 1979	EDUCATION BA, Washington and Lee University, 2001 MBA, The University of Texas at Austin, 2009

AWARDS AND HONORS

1997-2001 Robert E. Lee Scholarship Recipient, recipient of an academic scholarship covering full tuition and room and board to Washington and Lee University, Lexington, Virginia.

EMPLOYMENT HISTORY

Herrera Partners	2006 to Date
Houston, Texas

Associate
Developed valuation models, information memoranda and presentations for mergers and acquisitions matters.
Assisted in expert witness reports preparation, valuation, document review and other matters. Prepared valuation reports, fairness opinions and purchase price allocation reports, in order for companies to be in compliance with the SEC, IRS and/or FASB.

Banc of America Securities, LLC	2005 to 2006
Houston, Texas

Research Associate, Offshore Assets
Created and managed financial models for publicly traded companies as well as possible IPOs, compiled economic and industry data, wrote industry and company investment reports, valued assets and companies using discounted cash flow, sum of parts, comparable companies and asset valuation methods.

Van Meter & Associates, LLP	2002 to 2005
Houston, Texas

Senior Financial Analyst
Calculated economic and financial damages in alleged accounting fraud malpractice, analyzed audit work papers, created business plans and pro-formas for up and coming businesses, assisted with expert witness reports and turnaround management of troubled businesses.

El Paso Merchant Energy	2001 to 2002
Houston, Texas

Financial Analyst, Valuation and Analysis Department
Created and Managed financial models for a portfolio of power plants, valued potential projects implementing discounted cash flow valuation, valued costs of re-gas and shipping for El Paso’s potential LNG deals, assisted in Board of Directors presentation to approve El Paso LNG strategy of “Energy Bridge Buoys.”

MEMBERSHIPS AND ASSOCIATIONS

▪	Association for Corporate Growth
▪	Turnaround Management Association
▪	MIT Enterprise Forum

Since 1992, Herrera Partners has provided merger and acquisition advisory, debt and equity placements, SEC compliance services, valuations and fairness opinions to our corporate clients and litigation support and expert testimony services to our legal clientele. The following summarizes some of the more noteworthy engagement matters recently completed by our firm:

Merger and Acquisition Advisory Services

Century Business Equipment, Inc. - a full service distributor of office equipment and supplies. HP successfully closed the sale of CBE’s stock to a private investor realizing an enterprise value of one times revenue.

The Marker-Hoff Group, Inc.– a professional services firm with operations in the litigation support, document management and court reporting sectors. HP assisted the Company in valuing and structuring a merger with a regional court-reporting firm.

Media Printing Corporation– a high-end graphic arts and commercial printing Company specializing in four, five and six color newsletters, brochures, bill inserts, catalogs, calendars, maps and other marketing materials. HP successfully closed the sale of MPC’s stock at a multiple of 6.15 times projected cash flow, which approximated 75% of revenues.

Montgomery Machine Company– a regional machining, boring and fabrication firm serving the energy services sector. HP valued the Company and assisted management in structuring a management led buyout.

SEI Heat Treat, L.P.– a regional metal processing facility providing heat treat and annealing services for industrial and commercial clients. HP negotiated the sale of the Company interests at a multiple of 6.10 times cash flow, which approximated one-time revenues.

Sterling Affiliates, Inc.– a fabricator of telecommunication and utility towers. HP successfully closed the sale of the Company’s assets, which was part of their court-approved plan of liquidation in bankruptcy.

Tri-Coastal Legal Technologies, Inc.– a provider of high-end trial exhibits and demonstratives utilized in the legal, regulatory and commercial market. HP successfully closed the sale of the Company at a multiple of 5.35 times cash flow, which approximated 2.3 times revenues.

Tubular Technology, Inc.– a provider of rig-site tubular running, technical field and well completion services throughout the Gulf Coast region. HP successfully closed the sale of TTI’s assets at a multiple of 3.85 times cash flow, which exceeded 1.75 times revenues.

X-Ray Inspection Services, Inc.– a highly regarded provider of non-destructive testing services to the energy, paper and utility industry throughout the Gulf Coast region. HP successfully closed the sale of XRI’s stock at a multiple of 4.75 times cash flow, which exceeded 1.35 times revenues.

Financings and Recapitalizations

Continental Airlines, Inc.– a major trunk line carrier. HP financed the development and construction of Continental’s kitchen facilities in Cleveland, Ohio and Newark, New Jersey.

Ellett Brothers, Inc.– a distributor of outdoor and sports equipment. HP has completed multiple financings including the refinancing of an industrial development bond for their warehouse/distribution facility in Chapin, SC, refinancing their working capital and line of credit facility and a recapitalization that resulted in a shareholder dividend.

Flexitallic Group, Inc.– manufacturer of gaskets and sealant products. HP has completed multiple financings including the refinancing of their working capital line of credit, term revolver and subordinated debentures.

Hahn & Clay, Inc.– a manufacturer and fabricator of processing equipment and systems. HP financed the purchase of the Company by new ownership.

Petro Source Investments, Inc.– a CO2 pipeline and transportation company. HP assisted in the development and construction of Petro Source’s CO2 pipeline in the Wind River basin in Wyoming.

Redman Pipe & Supply, Inc.– a distributor of energy products and equipment. HP completed the refinancing of their working capital line of credit and term revolver.

Fairness Opinions

Berry GP, Inc. d/b/a Berry Contracting, Inc.– a full service, multi-discipline construction, fabrication and maintenance provider serving the refining, chemical and petrochemical, gas processing and transmission, offshore exploration and production, power generation, environmental remediation and ore processing sectors. HP provided a fairness opinion regarding the organizational restructuring and resulting change of control.

Eagle Broadband, Inc. [AMEX: EAG]– a manufacturer of wireless communications equipment and software for IPTVComplete, wireless messaging, remote data acquisition and specialized mobile radio (SMR) markets. HP provided a fairness opinion regarding the merger with Clearworks.net [AMEX: CLW].

ERHC Energy, Inc. [OTC BB:ERHE]– an oil and gas exploration and energy development company. HP provided a fairness opinion regarding a debt to equity conversion.

Estate Cartridge Inc.– a manufacturer and distributor of high-end ammunition and sport shooting products. HP provided a fairness opinion regarding a partial redemption of shares involving certain shareholders.

HyperDynamic Corporation [AMEX: HDY]– an information technology service provider in the ecommerce sector. HP provided a fairness opinion regarding an exchange offering.

PharmaFrontiers Corporation [OTC BB:PFTR]– a drug development company focusing on autologous cellular therapies for the treatment of multiple sclerosis, congestive heart failure, and diabetes. HP provided a fairness opinion regarding the acquisition of Opexa Pharmaceuticals, Inc.

SurgiCare, Inc. [AMEX: SRG]– a developer and operator of free standing, licensed outpatient surgical centers. HP provided a fairness opinion regarding a recapitalization and corporate restructuring plan.

Travelers Exploration Company– an oil and gas exploration and energy development company. HP provided a fairness opinion regarding formation of a tax-exempt charitable foundation.

Trilogy Systems Corporation– a manufacturer of linear motor components utilizing in the factory automation and logistics market. HP served as the fiduciary to the ESOP trustee, in compliance with ERISA, and provided a fairness opinion regarding the sale of the Company.

SEC Compliance Services

Modec (U.S.A), Inc.– MODEC leases and operates floating production storage offloading vehicles (“FPSO’s”) and floating storage offloading vehicles (“FSOs”) on a global basis and has extensive experience assisting client reach their volume targets. HP provided an allocation of purchase price and valuation of resulting intangibles in accordance with FAS 141/142/157 for its acquisition of FMC Technologies Floating Systems, Inc. in a $54,400,000 transaction.

Complete ProductionServices, Inc. [NYSE:CPX]– a provider of specialized energy products and services including intervention, downhole and wellsite and fluid handling services. HP provided an allocation of purchase price and valuation of resulting intangibles in accordance with FAS 141/142 for their planned IPO.

Eagle Broadband, Inc. [AMEX: EAG]– a manufacturer of wireless communications equipment and software for IPTVComplete, wireless messaging, remote data acquisition and specialized mobile radio (SMR) markets. HP provided a FAS 141, 142 and 144 impairment analysis relating to certain intangibles and fixed assets resulting from an acquisition. Additionally, HP has provided a FAS 133 embedded derivatives analysis and valuation relating to their convertible notes and warrants.

eLinear, Inc. [AMEX:ELU]– a provider of network-related technology solutions, security, IP telephony, and network and storage solutions. HP provided a FAS 133 embedded derivatives analysis and valuation relating to their convertible notes and warrants and assisted the Company with revising and bringing into compliance prior public filings.

Emerge Capital Corporation [OTC BB:EMGC]– a provider of merchant banking services to public and private companies and strategic consulting services, investment, and working capital to micro-cap companies. HP provided a FAS 133 embedded derivatives analysis and valuation relating to their convertible notes and warrants.

ERF Wireless, Inc. [OTC BB:ERFW]– a provider of high-end, commercial wireless communications products and services, including high-speed wireless broadband Internet services to the financial industry. HP provided a FAS 133 embedded derivatives analysis and valuation relating to their convertible notes and warrants.

Houston American Energy Corporation [OTC BB:HUSA]– an oil and gas exploration and energy development company. HP provided a FAS 133 embedded derivatives analysis and valuation relating to their convertible notes and warrants.

New Century Energy Corporation [OTC BB:NCEY]– an oil and gas exploration and energy development company. HP provided a FAS 133 embedded derivatives analysis and valuation relating to their convertible notes and warrants.

PharmaFrontiers Corporation [OTC BB:PFTR]– a drug development company focusing on autologous cellular therapies for the treatment of multiple sclerosis, congestive heart failure, and diabetes. HP provided a FAS 142 impairment analysis relating to certain intangibles resulting from an acquisition.

Restructurings and Reorganizations

Beasley Printing Company– Adversary No. 98-3205; W. Steve Smith, Trustee of the Bankruptcy Estate vs. James M. Hatler, et al.; In the Southern District of Texas, Houston Division. HP advised the Trustee with respect to financial and other matters in the foregoing matter and subsequent liquidation of the Company.

Bodark T Corporation– a systems integration and technology consulting firm. HP advised management in discontinuing certain operations and valuing common stock issued to management of discontinued operations.

ebaseOne Corporation– an information technology service provider in the e-commerce sector. HP advised the Company in developing and preparing for filing of Chapter VII petition and subsequent liquidation.

ERHC Energy, Inc. [OTC BB:ERHE]– an oil and gas exploration and energy development company. HP advised the Company on (i) the successful restructuring of its working capital and other indebtedness, (ii) removing the qualified opinion on its audited financial statements and (iii) the eventual debt to equity conversion.

Flexitallic Group, Inc.– a multi-national manufacturer and distributor of gaskets and sealants. HP advised the Company on the successful restructuring and refinancing of its senior and subordinated indebtedness.

Ironwood Homes, Inc.– a residential homebuilder and developer. HP advised the Company on an organizational restructuring plan involving management and certain shareholders.

Sampson Steel Corporation– a metals service and recycling firm. HP valued and advised the Company on the disposition of their metals recycling division including evaluating several restructuring alternatives.

Triten Corporation– a bulkwelding and engineering, procurement and construction management firm. HP advised the Company on the successful restructuring of its indebtedness.

Valuations

Acme Safe & Lock Services Company– a regional distributor of security systems. HP valued the Company and advised the shareholders regarding an equity restructuring.

CMA Design d/b/a Sawyer Associates, Inc.– a graphics design and creative arts provider of brand development services to the food, software and beverage market. HP advised the Company in formulating an organizational restructuring plan involving management and shareholders.

Eagle Broadband, Inc. [AMEX: EAG]– a manufacturer of wireless communications equipment and software for IPTVComplete, wireless messaging, remote data acquisition and specialized mobile radio (SMR) markets. HP provided an allocation of purchase price regarding certain intangibles acquired through a prior acquisition.

Flexitallic Group, Inc.– a multi-national manufacturer and distributor of gaskets and sealants. HP provided a FAS 142 impairment study regarding certain intangibles.

FrameSaver, LP.– is the market leader in technology-based, moisture proof, wood frame solutions for the building and construction industries. HP provided an allocation of purchase price and valuation of resulting intangibles in accordance with FAS 141/142.

GraphTec, Inc.– a provider of signage graphics and printing services. HP valued the Company and advised shareholders regarding certain estate and tax planning matters.

InfoHighway Communications Corporation [NASD: IW]– a local exchange, long distance reseller and internet service provider. HP valued certain option grants and advised the Company on the allocation of intangibles and goodwill resulting from prior acquisitions.

Maritime Services Ltd– a shipping and truck brokerage services company. HP valued the Company and advised shareholders regarding certain estate and tax planning matters.

New Wavo Communication Group, Inc. – a regional, multi-licensed radio station operator serving Montgomery County and surrounding areas. HP valued the Company and advised the shareholder with respect to an equity recapitalization.

Ocean Design Associates, Inc.– an offshore and subsea engineering Company. HP valued the “built-in gain” resulting from a “C” to an “S” election and advised shareholders regarding the sale of the Company.

Petro Source Partners, Ltd.– a fuel distribution, marketing and trading firm. HP valued certain contracts and assets related to the sale of the fuel marketing and condensate business.

PumpCo Services, Inc.– a provider of fracturing stimulation and cementing services to the energy industry operating in the Barnett Shale area. HP provided an allocation of purchase price and valuation of resulting intangibles in accordance with FAS 141/142.

SurgiCare, Inc. [AMEX: SRG]– a developer and operator of free standing, licensed outpatient surgical centers. HP provided an allocation of purchase price valuation regarding certain intangibles resulting from a restructuring and recapitalization.

TRE Financial Services, Inc.– a tax preparation software, service and development company. HP provided an allocation of value regarding certain intangibles.

Tri-Coastal Legal Technologies, Inc.– a provider of high-end trial exhibits and demonstratives utilized in the legal, regulatory and commercial market. HP valued the “built-in gain” resulting from a “C” to an “S” election relating to the sale of the Company.

Tubular Technology, Inc.– a provider of rig-site tubular running, technical field and well completion services throughout the Gulf Coast region. HP provided an allocation of purchase price and allocation of intangibles arising from the sale of the Company.

Turn-Key Coatings, Inc.– a provider of industrial coatings and finishes for industrial purposes. HP valued the Company’s fixed and intangible assets for allocation of purchase price purposes.

Varitek Industries, Inc. [NASD: VATK]– a provider of telematics security and asset management systems. HP valued certain compensatory “fee for services” shares and option grants and advised management with respect to an 83(b) election for tax purposes.

Expert Testimony and Litigation Support Services

Cause No. 2005-52418; Petro Capital Advisors, LLC v. Intermarket Management, LLC, John E. Loehr and Kevin McMillan collectively; in the 215th Judicial District Court of Harris County, Texas. Energy and Banking Industries, Breach of Contract.

Cause No. 2005-37830, EMSL Analytical, Inc. vs. Jeffrey W. Wheelock, Thomas A. Dickinson, Test Force, Inc. and Test Force Consulting Group, Inc.; In the 11th Judicial District of Harris County, Texas. Environmental Industry, Breach of Contract and Failure to Perform.

Cause No. 2005-141957, Go Figure, Inc., et al vs. Quazant Technology, Inc. in the 400th Judicial District Court of Fort Bend County, Texas; Payment Processing Industry, Shareholder Oppression and Breach of Contract.

Cause No. 2004-34678, Justin White, et al vs. Hillman International Brands, Ltd., et al in the 151st Judicial District Court of Harris County, Texas; Beverage Industry, Breach of Contract.

NYSE Arbitration, Andres J. Swartz vs. UBS Securities; Securities Industry, Breach of Contract and Failure to Perform.

Cause No. 2004-10551, Associated International Technology, Inc. vs. Halliburton Energy Services, Inc., et al; In the 127th District Court of Harris County, Texas; Energy Industry, Breach of Contract and Failure to Perform.

Cause No. 2004-12597, Susan L. Davidson vs. Medical Research Consultants/Wise Resolutions, Inc., et al; In the 165th District Court of Harris County, Texas; Professional Services Industry, Shareholder Oppression.

NASD Arbitration No. 04-04043, Firemen’s Relief & Retirement Fund of Texas City, Texas vs. Prudential Securities, Inc. and Robert Florance; Securities Industry, Breach of Contract and Failure to Perform.

Cause No. 2003-32546, Louis Stanley Decker and AOCO Operating Company, Inc., et al vs. Triassic Energy Partners, LP, et al; In the 215th District Court of Harris County, Texas; Energy Industry, Breach of Contract and Failure to Perform.

Cause No. 3:03-1130, King Records, Inc., GML, Inc., International Marketing Group, Inc., Moe Lytle, Highland Music, Inc., et al vs. Donald M. Daily and Harold W. Daily, Jr., et al; In the United States District Court for the Middle District of Tennessee; Entertainment Services Industry, Breach of Contract and Failure to Perform.

Cause No. 03-02532-E, Bell Aviation, Inc., et al vs. Sino Swearingen Aircraft Company, L.P., et al; In the 101st District Court of Dallas County, Texas; Transportation Industry, Breach of Contract.

Cause No. 2003-59255, Betty F. Wolfenson vs. Roger E. King, et al; In the 127th District Court of Harris County, Texas; Securities Industry, Breach of Contract.

Cause No. 2003-09145; Horizon Merchants, Inc. d/b/a Billy Bob’s Beds vs. Clear Channel Outdoor; In the 269th Judicial District of Harris County, Texas; Retail Industry, Misappropriation of Work Product.

Cause No. C2875-03-D; STAT Dialysis, Inc., d/b/a McAllen Kidney Center and d/b/a Weslaco Kidney Center vs. William Restrepo, M.D. and Maharaj Razdan, M.D.; In the 206th Judicial District of Hidalgo County, Texas; Medical Services, Breach of Contract and Failure to Perform.

Cause No. 2002-03613, In the Matter of the Marriage of James D. Goode and Kathleen Nell Goode; In the 308th District Court of Harris County, Texas; Restaurant and Food Service Industry, Marital Dissolution.

Cause No. H-02-3521, Crutchfield Capital Corporation vs. CGI Group, Inc., et al; In the United States District Court for the Southern District of Texas, Houston Division; Financial Services Industry, Breach of Contract and Failure to Perform.

Cause No. 02-53514-C Chapter 11, CPWH Residential, Ltd., Debtor and CPWH Residential, Ltd. vs. Ryan Companies US, Inc., et al; In the United States Bankruptcy Court for the Western District of Texas, San Antonio Division; Real Estate Industry, Malpractice and Failure to Perform.

Cause No. 2001-61380, Ironwood Homes, Inc., et al vs. Nellie G. Butera as Trustee of The Nellie G. Butera Trust, et al; In the 113th District Court of County, Texas; Construction Industry, Breach of Contract and Failure to Perform.

Cause No. 2001-CI-05281, Anthony J. Bricca, et al vs. HUBCO, Inc., et al; In the 166th District Court of Bexar County, Texas; Transportation Industry, Wrongful Death.

Cause No. 102-517,782, Jerry Brantley vs. Alamosa PCS Holdings, Inc. and David Sharbutt; In the 72nd District Court of Lubbock County, Texas; Telecommunication Industry, Breach of Contract.

Cause No. 2001-29546, EquaTerra, Inc. vs. KPMG Consulting, Inc.; In the 270th District Court of Harris County, Texas; Technology Service Provider, Breach of Contract.

Cause No. 01-10555, Gerald L. Hurley vs. Bay Architects, Inc., et al.; In the 281st District Court of Harris County, Texas; Architectural Industry, Breach of Contract and Shareholder Oppression.

NASD Arbitration No. 01-7152, Larry H. Ramming vs. Prudential Securities, Inc., et al.; Securities Industry, Breach of Duty.

Cause No. 2000-63961, Howard Huddleston, M.D. vs. Anesthesia Specialists of Houston, et al.; In the 234th District Court of Harris County, Texas; Medical Provider Industry, Breach of Contract and Shareholder Oppression.

Cause No. 00-6523-F, Margarita Sanchez, et al. vs. Parke-Davis, an unincorporated division of The Warner-Lambert Company, et al.; In the 214th District Court of Nueces County, Texas; Medical Products, Punitive Damages.

Cause No. 00-079-38707, Cynthia Hernandez v. Pfizer, Inc., Warner-Lambert Company, now known as Pfizer, Inc., and Rajeev Narang, M.D.; In the 79th District Court of Jim Wells County, Texas. Medical Products, Punitive Damages.

Cause No. 00-2784, Pineywoods MHP, L.L.C. vs. Edward R. Christie and Landamerica Financial Company, Inc.: In The United States District Court For The Southern District Of Texas, Houston Division; Real Estate Industry, Breach of Contract and Misrepresentation.

Cause No. 99-21040, Sandstone Products, Inc. vs. Republic Powdered Metals, Inc.; In the 152nd District Court of Harris County, Texas; Roofing Products Industry, Defamation and Tortuous Interference.

Consolidated Cause No. 1999-24714, Anthony J. Clark, et al. vs. Market Hub Partners, L.P., et al.; In the 157th District Court of Harris County, Texas; Energy Industry, Employment Contract.

Cause No. 99-6505 AE, B. Martin Atkins v. Topp Telecom, Inc., et al., In the 15th Circuit Court, in and for Palm Beach County Florida; Telecommunication and Media Industry, Employment Contract and Shareholder Oppression.

Cause No. A:99CA-468 SS; Thomas Mann, Jr. v. Texas Commission on Alcohol and Drug Abuse; In The United States District Court For The Western District Of Texas, Austin Division. Governmental Entity, Age and Race Discrimination.

Cause No.110,530, Stephen K. Hann vs. Kelley Morgan Hann; In the 328th District Court of Fort Bend County, Texas; Construction and Homebuilding Industry, Marital Dissolution.

Cause No. 70 181 00155 98, Online Commerce Corporation vs. MCI Telecommunications and MCI Communications Corporation; In the 270th District Court of Harris County, Texas; Telecommunications Industry, Inducement and Breach of Duty.

Cause No. 98-43230, Brewer & Pritchard, P.C. vs. Nick Johnson and James W. Chang; In the 113th District Court of Harris County, Texas; Professional Services Industry, Breach of Duty and Fraud.

Cause No. 98-42530, Medallion International Corporation vs. Cesar Sylva, et al.; In the 125th District Court of Harris County, Texas; Construction Industry, Breach of Contract.

Cause No. G-98-638, J.C. Huston Hardware, Inc., et al. vs. Phillips Petroleum Company, et al.; In The United States District Court For The Southern District Of Texas, Galveston Division; Energy Service Industry, Breach of Contract.

Cause No. 97-10-13286, James L. Marshall, et al. vs. First Capital Bank, ssb, et al.; In the 24th District Court of Calhoun County, Texas; Financial Services, Breach of Contract and Failure to Perform.